UNITED STATES

                        SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549

                                   SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 6)

                               Insilco Corporation


                                 (Name of Issuer)

                     Common Stock (Par Value $.001 Per Share)

                          (Title of Class of Securities)

                                    457659704

                                  (CUSIP Number)

                             David J. Greenwald, Esq.
                               Goldman, Sachs & Co.
                                 85 Broad Street
                               New York, NY  10004
                                  (212) 902-1000


             (Name, Address and Telephone Number of Person Authorized
                      to Receive Notices and Communications)

                                  July 10, 1997

             (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Sched-ule 13G to report the acquisition which is the subject of this
         Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: / /
         ___________________

         CUSIP NO. 457659704
         ___________________


         1.   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Water Street Corporate Recovery Fund I, L.P.

         2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                             (a)    / /
                                                             (b)    / /

         3.   SEC USE ONLY


         4.   SOURCE OF FUNDS

              OO; WC

         5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(D) OR 2(E)                        / /

         6.   CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

            Number of        7.   SOLE VOTING POWER
              Shares                 -0-
           Beneficially
             Owned By        8.   SHARED VOTING POWER
               Each                3,061,300
             Reporting
            Person With      9.   SOLE DISPOSITIVE POWER
                                     -0-

                             10.  SHARED DISPOSITIVE POWER
                                    3,061,300

         11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON

             3,061,300

         12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES                                         / /

         13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             45.2%


         14. TYPE OF REPORTING PERSON

             PN


                                PAGE 2 OF 7 PAGES
         ___________________

         CUSIP NO. 457659704
         ___________________


         1.   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              The Goldman Sachs Group, L.P.

         2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                             (a)    / /
                                                             (b)    / /

         3.   SEC USE ONLY


         4.   SOURCE OF FUNDS

              WC

         5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(D) OR 2(E)                        / /

         6.   CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

            Number of        7.   SOLE VOTING POWER
              Shares                 334
           Beneficially
             Owned By        8.   SHARED VOTING POWER
               Each                3,061,300
             Reporting
            Person With      9.   SOLE DISPOSITIVE POWER
                                     334

                             10.  SHARED DISPOSITIVE POWER
                                    3,061,300

         11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON

             3,061,634

         12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES                                         / /

         13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             45.2%


         14. TYPE OF REPORTING PERSON

             HC; PN


                                PAGE 3 OF 7 PAGES
         ___________________

         CUSIP NO. 457659704
         ___________________


         1.   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Goldman, Sachs & Co.

         2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                             (a)    / /
                                                             (b)    / /

         3.   SEC USE ONLY


         4.   SOURCE OF FUNDS

              WC

         5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(D) OR 2(E)                        /x/

         6.   CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

            Number of        7.   SOLE VOTING POWER
              Shares                 -0-
           Beneficially
             Owned By        8.   SHARED VOTING POWER
               Each                3,061,300
             Reporting
            Person With      9.   SOLE DISPOSITIVE POWER
                                     -0-

                             10.  SHARED DISPOSITIVE POWER
                                    3,061,300

         11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON

             3,061,300

         12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES                                         / /

         13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             45.2%


         14. TYPE OF REPORTING PERSON

             BD; PN; IA


                                PAGE 4 OF 7 PAGES



                               AMENDMENT NO. 6 TO
                                   SCHEDULE 13D
                         RELATING TO THE COMMON STOCK OF
                                     INSILCO
                                   CORPORATION

                   Water Street Corporate Recovery Fund I, L.P. ("Water Street"), Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, L.P. ("GS Group" and, collectively with Water Street and Goldman Sachs, the "Reporting Persons")* here-by file this Amendment No. 6 (this "Amendment No. 6") to the statement on Schedule 13D filed with respect to the Common Stock, par value $.001 per share (the "Common Stock"), of Insilco Corporation, a Delaware corporation (the "Company"), as most recently amended by Amendment No. 5 thereto dated July
         16, 1997 (as amended, the "Schedule 13D"). Unless otherwise indicated, all capitalized terms not otherwise defined herein shall have the same meanings as those set forth in the Schedule 13D.

         ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

                   Item 7 is hereby amended by adding thereto the fol-lowing:

                   The following is to be filed herewith as an Exhibit
              to this Amendment No. 6:


                   (9) Engagement Letters, dated as of July 10, 1997, between Insilco Corporation and Goldman Sachs.













         __________________
         * Neither the present filing nor anything contained herein shall be construed as an admission that Water Street, Goldman Sachs or GS Group constitute a "person" for any purpose other than
         Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or that Water Street, Goldman Sachs and GS Group constitute a "group" for any purpose.



                                PAGE 5 OF 7 PAGES


                                      SIGNATURE

                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this state-ment is true, complete and correct.


                                       WATER STREET CORPORATE RECOVERY
                                       FUND I, L.P.

                                       By:  Goldman, Sachs & Co.,
                                            its General Partner


                                            By: /s/  Terence M. O'Toole
                                                _________________________
                                                Name:  Terence M. O'Toole
                                                Title: Managing Director


                                       GOLDMAN, SACHS & CO.


                                       By:  /s/  Terence M. O'Toole
                                            _________________________
                                            Name:  Terence M. O'Toole
                                            Title: Managing Director


                                       THE GOLDMAN SACHS GROUP, L.P.

                                       By:  The Goldman Sachs Corporation,
                                            its general partner


                                            By: /s/  Terence M. O'Toole
                                                _________________________
                                                Name:  Terence M. O'Toole
                                                Title: Executive Vice President


         Dated:  July 23, 1997










                               PAGE 6 OF 7 PAGES









                                  INDEX TO EXHIBITS


         Exhibit No.    Exhibit                                        Page


              (9) Engagement Letters, dated as of July 10, 1997, between Insilco Corporation and Goldman Sachs.










































                               PAGE 7 OF 7 PAGES